Exhibit 99.1




                                                   Contact:  Sitrick And Company
                                                             Brenda Adrian
                                                             Maya Pogoda
                                                             212-573-6100
                                                             or
                                                             310-788-2850


                Friedman's Names Pamela J. Romano President and
                            Chief Operating Officer


         Savannah, GA - April 25, 2005 - Friedman's Inc. (OTC: FRDMQ.PK), the Value Leader in fine jewelry retailing, today announced that Pamela J. Romano has joined the Company as President and Chief Operating Officer. In her new role, Ms. Romano will oversee the day-to-day store, marketing and merchandising operations of Friedman's 480 stores. Ms. Romano will report to CEO, Sam Cusano, and will be based in the Company's headquarters in Savannah, Georgia.

         "We are pleased that Pam has agreed to join our organization during this important time. Pam's extensive retail expertise will prove extremely valuable as we continue to strengthen our operations," said Sam Cusano, Chief Executive Officer.

         Ms. Romano brings over 25 years of retail jewelry experience to Friedman's, having held senior management positions at Macy's and Zales Jewelers. Ms. Romano spent 15 years with Macy's in progressive merchandising positions within the fine and fashion jewelry business. She was the Vice President of Merchandising for Macy's East Fine and Fashion Jewelry. In her most recent position, Ms. Romano served as Group Senior Vice President of Zale Corporation and President of Zales Jewelers for seven years. Ms. Romano also ran Zales.com, the company's Web-based business.

         Ms. Romano said, "I am excited about this opportunity. I believe that Friedman's has a strong future, and I look forward to working with the management team and store personnel to make this a reality."

         The Company filed voluntary chapter 11 petitions on behalf of the Company and seven of its subsidiaries in the U.S. Bankruptcy Court for the Southern District of Georgia, in Savannah on January 14, 2005. The cases were filed to alleviate short-term liquidity issues which followed unanticipated limitations by the Company's prepetition lenders, continue Friedman's ongoing restructuring initiatives, and facilitate the Company's turnaround.

         Additional details regarding the terms of Ms. Romano's employment with the Company will be included in a Current Report on Form 8-K to be filed with the SEC.

                               About Friedman's
                               ----------------

         Founded in 1920, Friedman's Inc. is a leading specialty retailer based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers and regional malls. For more information, go to: http://www.friedmans.com.

         Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements. The forward-looking statements and the Company's liquidity, capital resources, and results of operations are subject to a number of risks and uncertainties, including, but not limited to, the following: the ability of the Company to operate as a going concern; the ability of the Company to continue to obtain use of cash collateral and/or debtor-in-possession (DIP) financing pursuant to the terms of such agreements; court approval of the motions prosecuted by the Company from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 case; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity and/or results of operations; competitive pressures from other retailers; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity; the final results of the audit including the review of the calculation of our allowance for doubtful accounts; the results of the SEC and United States Attorney's Office for the Eastern District of New York investigations; the results of various litigation; the effect of the restatement on our credit facilities, including funding availability thereunder and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risks factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.

         Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of our various pre-petition liabilities, common stock and/or other equity securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of the Company's common stock receiving no distribution on account of their interest and cancellation of their interests. As described in the Company's public statements in response to the request submitted to the United States Trustee for the appointment of a statutory equity committee, holders of the Company's common stock (both Series A and Series B common stock) and other equity interests (such as options and warrants) should assume that they could receive little or no value as part of a plan of reorganization. In addition, under certain conditions specified under the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in the Company's common stock or any claims relating to pre-petition liabilities and/or other interests in the Company such as warrants convertible into equity interests.

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